Exhibit 99.1

VIAVID
communications simplified.

OptimizeRX Corporation

Second Quarter Fiscal 2021 Earnings Call

August 4, 2021

C O R P O R A T E   P A R T I C I P A N T S

William Febbo, Chief Executive Officer, Director

Douglas Baker, Chief Financial Officer

Stephen Silvestro, Chief Commercial Officer

C O N F E R E N  C E  C A L L  P A R T I C I P A N T S

Ryan Daniels, William Blair

Sean Dodge, RBC

Andrew D’Silva, B. Riley Securities

Eric Martinuzzi, Lake Street

Harvey Poppel, Poptech LP

P R E S E N T A T I O N

Operator

Good afternoon, and thank you for joining OptimizeRx Corporation’s Second Quarter Fiscal 2021 Earnings Call.

With us today is the Chief Executive Officer of OptimizeRx, William Febbo. He is joined by Company Chief Financial Officer, Doug Baker, and Chief Commercial Officer, Stephen Silvestro.

Before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by Management during today’s call.

I would like to remind everyone that today’s call is being recorded and will be made available for replay via webcast only, with instructions in today’s press release and in the Investors section of the Company’s website.

Now I’d like to turn the call over to OptimizeRx CEO, William Febbo. Sir, please go ahead.

William Febbo

Thank you, Melinda. Good afternoon.

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Before we begin our review of the quarter, we just wanted to express our warm wishes to everyone on the call today. I hope that you’re all having an enjoyable summer in retrospect of all that has occurred with the pandemic in the last 18 months. We hope everyone on the call has had an opportunity to safely meet up with friends and loved ones.

One takeaway that I know has been felt by everyone throughout this time has been a new sense of perspective, of the connections in our lives and what we value as important. Finding ways to stay connected with and present for each other has been one of the most valuable takeaways from this season for me and the people at OPRX.

As we move forward with our call, we wanted connectivity to be today’s theme. Connectivity across our existing business and industry innovation continues to increase critical connectivity for our customers. Doug will go into the quarter’s results in more detail, but we are very pleased to report that year-over-year revenue grew 55% for the quarter as compared to a year ago period, finishing the quarter bottom-line cash flow positive. I would be understating my excitement in just saying how pleased we are with OptimizeRx progress in the new fiscal year as we continue to be a major part of the industry’s shift to digital solutions for awareness, access and adherence challenges.

The connectivity that comprises the OptimizeRx network and technology platform, taken as a whole, is a uniquely powerful asset that enables our clients to address these core aspects of their business. Our offerings are so powerful because they enable pharma companies to stay present throughout the patient care journey. It feels really good to be part of a company whose mission and objectives positively impact all the stakeholders within our sphere of influence, from patients to providers to life science companies.

Since our technology offers life science companies a direct channel to providers and patients to raise awareness about their treatments, many of our clients’ brands have experienced significant script increases using the OptimizeRx platform.

Our clients see an average ROI of eight to one, with some as high as twenty to one. The power of third-party measurement is a key differentiator and allows us to accurately measure the tremendous value we deliver to our clients. We have also seen the number of our brands adopting our technologies jump from 80 to 140 in the last six months. We continue expanding our technology, impacting care delivery and the patient journey beyond the traditional point of care. Physicians engage with many digital channels beyond the electronic health record to access all the resources they need to deliver the best care to their patients, including while performing test research, peer-to-peer collaboration, and other forms of indirect care.

Our growing technology partnerships outside the electronic health record allows us to continue unlocking new omni-channel touch points for life science companies to support and engage providers, both within and outside the EHR. This increased connectivity not only amplifies physician mind share, but also gives us the opportunity to further diversify the platform’s channel mix so that drug manufacturers can address clients’ challenges in a more complete fashion. To this point, we continue to strategically focus on the build-out of our enterprise solutions in order to attract and retain this growing customer base.

Previously, we had reported 33 of our 46 enterprise deals in pipeline having closed. We have seen an increase in the enterprise pipeline to 63 deals. As of the end of Q2, our new number of closed enterprise deals is 52, with an average ACV of $1.1 million. As part of that, in Q2, we won two deals incorporating evidence-based provider engagement, leveraging real-world evidence with an average contract value of $10 million. In short, we have exceeded our expectations and are thrilled to see our clients leaning in more to our enterprise approach.

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This is very exciting given that we have just incorporated the use of advanced analytics on our platform, powered by real-world data, or what we call RWD, in Q4 of last year. This solution is still very early in its uptake and allows our clients to deliver evidence-based awareness programs to effectively engage providers with treatments-related information. More importantly, as we continue to socialize and educate clients and the industry on this powerful enhancement, they’re expressing real excitement and appetite for the solution.

The continued growth of enterprise and interest in real-world evidence solutions that our platform is capable of delivering is particularly important given that our activity around specialty medicines accounts for 53% of the spending, up from 27% in 2020. This continued trend is being driven by innovation and growth in oncology, immunology and cardiology, providing the alignment of our capabilities and reach to our clients’ needs.

While TAM is a moving target, given the extreme growth in digital enablement for reaching physicians and patients, we are seeing continued penetration and therefore increased market share in those fast-growing therapeutic areas. In doing so, we have a special focus in supporting pharma’s engagement across three specialty areas in particular, as mentioned, oncology, immunology and cardiology, where we’ve seen a 600% rise in customer engagement over the last two years. We expect these specialty areas to make up more than 50% of revenues going forward so far as revenue mix goes. Last year, 24% of our revenue was derived from these three specialty areas. So you can get a sense of how quickly the pace of interest has ramped in the doubling of the percentage of revenue share this year.

When we think about our pipeline, 43% of our new business is also derived from these three areas. As we secure new channel partners across these indications of strategic interest, we are also broadening our network, such as in oncology where we are connecting and communicating with over 50% of the oncologists across the U.S.

In many senses, we’ve built a truly ubiquitous technology platform with an IT backbone that allows us to overlay and grow new solutions that advance our mission to help patients start and stay in therapy by unlocking omni-channel avenues for drug manufacturers to engage providers and patients in deeper, more meaningful ways. Our team has also invested lots of time and effort in channeling our ability to enable innovative connections between our three principal stakeholder groups, which, as I mentioned, are patients, physicians, and life science companies.

As our technology platform has been developed around these three stakeholders, we are also designing innovative solutions aiming to solve challenges related to, one, provider awareness of important clinical, therapeutic and financial information about available treatments so they can support patients in overcoming barriers to treatment; two, affordability of treatment and adherence for patients as they progress along their care journey; and three, ensuring that both patients and providers are able to take advantage of the life science support that exists within the healthcare ecosystem.

I’m reinforcing the connectivity aspect between these stakeholder groups in order to discuss the beneficial innovation that we are currently building out for the industry. Care delivery and the way patients interact with technology as well as the healthcare system to manage their health never stops changing. Our platform has continued to evolve ahead of this curve to ensure information and therefore treatments are accessible when and where they need to be. That is a critical aspect of what we bring.

As our platform technology has become more sophisticated, we have also pegged its evolution to solving the increasingly complex challenges on behalf of our clients. This is a significant illustration of the increasing value we’re providing to the healthcare industry.

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One of our many recent highlights is that we signed an agreement with one of the top five pharmaceutical companies as an anchor client in a new patient affordability initiative using real-world evidence to provide visibility to doctors when Medicare patients’ treatment plans are at risk of lapse due to loss of coverage. This initiative is equally beneficial to both the patient and the provider in alleviating the cascading non-adherence effects caused by financial burdens. This is only one example of the value and potential of our technology. This is huge for us because it stands as testament that we’re living up to our mission and commitment of helping providers and patients have easy access to accurate, actionable information on treatments and medications to support better health outcomes.

Looking at the evolution of OptimizeRx, if you build it, they will come is a fitting analogy. In building out a technology backbone and infrastructure for stakeholder communications in the healthcare space, we’re now successfully overlaying innovative technology enhancements and creating deeper connectivity across the meshed network of healthcare providers, patients, and manufacturing and their brands.

This is all in line with our mission and objectives, and we look forward to updating the market further on the progress of this exciting platform as we continue to digitize, modernize and connect communications in the healthcare space.

With that, I’d like to turn the call over to our CFO, Doug Baker, who will walk us through the financial details for Q2.

Doug.

Douglas Baker

Thanks, Will, and good afternoon, everyone.

As with all of our calls, a press release was issued with the results of our second quarter ended June 30, 2021. A copy is available for viewing and may be downloaded from the Investor Relations section of our website. We also filed our 10-Q today.

Turning to our financial results for the second quarter ended June 30, 2021, our reported revenue for the period was $13.6 million, an increase of 55% over the $8.8 million from the same period in 2020. The increased revenue resulted from increases in sales across all of our solutions. Gross margin for the quarter moderately increased from 58.6% in the year ago period to 59% in the current reporting period.

Operating expenses increased to approximately $7.7 million in the second quarter of Fiscal 2021 as compared to approximately $6.2 million in the same year ago period. Overall, this increase results from our efforts to expand our product line and to build out our Organization to establish a stronger base for current and future growth. Our expenses increased at a substantially lower rate than our revenues as a result of the operating leverage of our model.

We had net income of $0.4 million in the second quarter of Fiscal 2021 as compared to a net loss of $1.1 million during the same period in 2020. For further details, you can refer to the MD&A section of our published 10-Q. Overall, the net income for the second quarter of 2021 resulted from the increased margin generated by our higher revenues, partially offset by the increased operating expenses. On a non-GAAP basis, net income for the second quarter of 2021 was approximately $1.8 million or $0.10 per basic and fully diluted share as compared to the non-GAAP net income of approximately $253,000 or $0.02 per basic and fully diluted share in the same year ago period.

Now turning to our balance sheet. Cash and cash equivalents totaled $83.9 million as of June 30 as compared with $83 million on March 31. We do not anticipate the need to raise additional capital in the short or long term for operating purposes or to fund our growth plans. We are focused on growing our revenue channel and partner network. However, as a company in a market that is active with merger and acquisition activity, we may have opportunities such as for acquisitions or strategic relationships, which may require additional capital. We will assess these opportunities as they arise with a view of maximizing Shareholder value.

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This wraps up the discussion of our financial results. Now I’d like to turn the call back over to Will.

Will.

William Febbo

Thanks, Doug. Great update. Great results.

Collectively, we feel that we’re at a critical mass. With each passing quarter, our momentum continues to build, and we are still very early as a company. We’re very optimistic about our future, and that’s because, directionally, we’ve worked diligently to monitor expenses, successfully integrate acquisitions, and make full use of our expanded operations while working towards generating growth from every angle. We’re able to accelerate our growth by leveraging OptimizeRx’s highly scalable technology backbone, which continues to generate strong ROIs for our clients as we continue to find innovative solutions to life science awareness, access and adherence challenges, three very large issues for our clients.

Additionally, rounding out our healthcare communication technology is a network of healthcare providers that we have built over the last five years, and it’s really starting to show. In developing IT infrastructure concurrently with our network of providers, we have garnered recognition from our clients through consistent recurring revenue, as well as building goodwill and having an openness to new products and services when the opportunity arises. We have invested in building a first-in-class organization, both with people and technology, that is leading the transformation of healthcare communication technology and believe that there is still yet more to come as we close out the fiscal year.

With that, I’d like to open the call to your questions.

Operator.

Operator

Thank you, sir. We’ll take our first question from Ryan Daniels with William Blair.

Ryan Daniels

Hi, guys. Thanks for taking the question. Congrats on the very strong start to the year.

Will, maybe we could start with the enterprise pipeline. Obviously, a lot of growth there, and you continue to hit at a very high close rate. I’m curious, of the 52 enterprise deals you’ve closed, how much of that is already kind of in the run rate of sales in the second quarter period? And how much of that do you think can flow through into ‘21 versus going forward into 2022?

William Febbo

Hi, Ryan, thanks. Great question.

Yes, there is definitely a piece of this that goes into ‘22. When we mentioned $1.1 million, that is annual contract value. A good percentage is going to be in the second half. What we’re seeing is, as you saw, we had a big jump in enterprise deals just in general through the pipeline. Many of those started at a lower level and what we’ve seen in the first half of the year is a lot of happy clients. So they’re coming back to do more. They’re upping it. They’re bringing it to other brands.

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We’re not going to break out what percentage it would be during the year, because we stay away from the guidance. But it’s a healthy percentage, and it really sets us up for a strong planning session going into ‘22. As you know, that’s activity in Q3.

Let me ask Steve also to just comment on that.

Stephen Silvestro

Thanks, Will.

Hi, Ryan, good to hear from you.

I think one of the other pieces that you’ve heard us mention is the cross-sell/up-sell opportunity for our clients. We’ve been diligently sort of focused on that. That is also generating additional enterprise opportunity as we’ve had sort of clients come in on what we would say is maybe pilot revenue or buying one and/or two solutions. When they’re seeing the return on investment and the outcome from the solution that they purchased, they’re very quick to scale to the rest of the solution set or more modules on the platform, which is also driving some of that growth. So as Will says, it’s not all ‘21 revenue. Some of that will carry over.

But we’re feeling really good about what the second half will look like just based on the momentum that we’re seeing. As you see, there were two different pieces we mentioned in here. One was obviously the close. But you’ll notice that we also expanded the pipeline at the same time as we were prosecuting the close. So there’s sort of a duality compound effect there. We’re pretty proud of that.

Ryan Daniels

Okay. That’s very helpful color.

Then, Will, you mentioned some, I think, updated ROI metrics, eight to one up to twenty to one, extremely impressive, and I think that’s higher than we’ve discussed in the past. I’m curious what that potentially means as you plan internally on the product pricing front as you generate those type of returns. Is it something you think you can generate greater price increases year-over-year, given what high returns you’re giving to the pharma companies? Or do you want to continue to let that flow through to the companies and let that drive expanded revenue growth in new contracts versus trying to increase your pricing?

William Febbo

Yes. So remember, we talked about two ways of pricing, one transactional, one value-based, and enterprise tends to lean towards value-based. If we could dissect those publicly, we would see a much higher per transaction rate just because there’s more value being generated on lower volume because they are specialty medications. So in essence, just by shifting to enterprise, we are definitely, I think, pricing it correctly with the premium it deserves. The clients are very happy with that.

Relative to the first question on ROI, yes, all our presentations have had a five to one. We obviously have been doing a lot of them. So we took our list, looked at it, and that’s moved up just as an average. Then we shared with top of the average 20:1. And remember, this is all third-party validation. So I feel really good about that. It’s easy to conceptualize if you’re doing more solutions for the same brand with the same set of physicians and patients. You’re just going to get more touch points, right? So it’s going to drive greater ROI and script increase. So they go together really well.

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I think going forward, the way we will get more value is by delivering it. The market is so perfect that way. By the introduction of RWE, we’ve also seen an increase in our pricing and the value that the clients see from it. It’s really encouraging.

Ryan Daniels

Okay, perfect. I’ll hop back in the queue. Congrats again, and thanks for taking the questions.

William Febbo

Thanks, Ryan.

Operator

Thank you, Mr. Daniels. Next, we’ll hear from Sean Dodge of RBC Capital Markets.

Sean Dodge

Thanks. Good afternoon, and I’ll add my congratulations on the great success, great momentum in the quarter.

Maybe, Will, on that last point you made on the real-world evidence capabilities. You highlighted that in your prepared remarks. You said fast-growing demand for these. You’ve signed a number of them already. Can you give us a sense of what the inclusion of real-world data means for your white space? What kind of enhancements has that made to contract value?

William Febbo

Absolutely. I’ll start, and then I’ll hand it to Steve.

If you think about our clients, they’ve been using real-world evidence to drive a lot of decisions, communications and marketing, via their CRM and then ultimately to their sales representative. If you can imagine using that kind of data, that kind of message, first of all, a lot of that data is 30 to 60 days old. Secondly, there’s just lost in translation problems. But that has been the standard of delivery now, so our clients completely believe in evidence-based data to drive marketing messaging.

Now they can have actionable RWE influence inside of point of care. So just the ability to do that enhances what they’ve already made as investments, and it gives them another touch point that’s highly informed.

Let me pass it over to Steve because he really brought this into the team and has done a great championing.

Stephen Silvestro

Thanks, Will.

Hi, Sean, thanks for the question.

I think the other piece that’s relevant and Will sort of alluded to is just the timing of the alert. So if you think of the messaging being delivered to the physician and every other alert-based system that’s out there, it typically is driven through a CRM system, given to a sales representative. The sales representative then needs to act on that, which ultimately means scheduling an appointment with a physician and meeting with that physician over time.

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Oftentimes, by the time the sales—actually, 100% of the time, by the time the sales rep gets to that physician, that patient is already gone. Typically, they’re on a first or a second-line therapy, which means they’ve already missed really the window of opportunity.

For us, when we generate that alert, it is a real-time alert to the physician at point of care. So we are able to get that information to the physician before they make a choice on therapy decision. So that timing is really, really critical, and that’s a big part of the early success with this. But much more success to come, Sean.

Sean Dodge

Okay. That’s helpful. Great. Then I guess as we get into the back half of the year, that tends to be when more of the buy-ups occur. Does migrating a client to an enterprise arrangement change anything about that phenomenon, that dynamic? Then historically, if we look at past fourth quarters, what proportion of your revenue historically has come from buy-ups?

William Febbo

I’ll start. Steve, feel free to add.

Just in general, the buy-ups, we tend to see later in Q3, or at least the communication of it, almost all of that happens in Q4. It can be anywhere from a 5% to 15% bump. It always makes Q4 that bigger. As we talked about last quarter, we saw a healthy amount. Nothing’s telling us we wouldn’t see it, but you really don’t have visibility into that. But we can update after Q3.

But relative to enterprise renewal, as Steve said, we went up a number of enterprise deals. ACV is $1.1 million. And two of them are $10 million, right? So that means there’s a lot that are small. I think what we’ve seen, which is new for us, is the small ones upping as we ended Q2 for the second half. Usually, you see that later in the second half. So, pretty encouraged with the progress and expect to see really good flow-through in the second half.

Steve, did I miss anything on that?

Stephen Silvestro

No, I think you hit everything. Maybe one more add, and that is that we have commercialized (audio interference) solution also implicate the positive, the potential revenue for buy-ups in the fourth quarter. We’ll (audio interference).

William Febbo

Steve, you’re breaking up.

Stephen Silvestro

Okay.

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William Febbo

Try to repeat that again because that’s an important one.

Stephen Silvestro

Hopefully, you can hear me better now.

William Febbo

Yes, we can.

Stephen Silvestro

Okay. Good. We’ve commercialized since last year fourth quarter several new solutions that will positively impact revenue generation in the fourth quarter. We’ve already discussed the real-world evidence solution. There were several others which we’ve already announced. But we’re feeling very optimistic about the impact of those coming into the second half of the year.

Sean Dodge

Okay, got it. Great, thanks again.

William Febbo

Thanks, Sean.

Operator

Thank you, Mr. Dodge. Moving on to Andrew D’Silva of B. Riley Securities.

Andrew D’Silva

Great, thank you. Good afternoon. Thanks for taking my questions, and congrats on the progress. Just a few quick ones for me.

If you can start with the real-world evidence offering. Just can you give a little color on expanding there? Can you talk around it? The TAM just seems like it could be massive with a $10 million value. I’d be interested in how you’re thinking about it in the near term and then over the next couple of years. I’d also be particularly interested in if this is something that’s more tailored to existing customers or new customers. What kind of brands are the best fit here? I’m assuming it’s a fairly good flow-through to specialty medications.

William Febbo

Yes. Andy, great question.

Steve, do you want to start with that one?

Stephen Silvestro

Yes, happy to. Hi, Andy, thanks for the question. Good to hear from you.

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The real-world evidence solution really applies to our entire customer base. Essentially, what we’re doing there is connecting our alert-based system within the platform in an interoperable way to the entire ecosystem of healthcare data that exists outside of the EHR where we’re API connected. So what that allows us to see are things like claims, lab records, etc., longitudinally at a patient level over a period of time. We use our AI engine that we have built as part of this to interrogate that data, organize it in such a way that it can connect to our platform, and direct the message to the physician. We do that in sub-second increments. It’s real-time communication.

The example that we announced about the Medicare doughnut hole is probably a really good one to contemplate. If you think about how many patients there are that are classified as Medicare patients that have that need, Andy, that hit that doughnut hole, and then think about the specialty medicines that that cohort of patients is on, it’s a fairly large number.

So while we won’t talk about TAM for that on the call today, hopefully that gives you an idea of the size of the opportunity. That’s one use case, but there are hundreds of use cases that we could apply it to. So we’re feeling really, really good about what we’ve done there.

Is that helpful?

Andrew D’Silva

Useful, thank you. Yes. Very, very helpful. So my next question just related to gross margins. How should we think about the real-world offering margins? Was there any benefit through the offering during the quarter? Or is this going to be largely a forward top-line benefit?

William Febbo

No. We did see some. First of all, I have to remind everyone, we launched this in late Q4, so before RFP season. So almost all this activity is in-year selling and closing. If you’ve been with us for a while, you know that that’s not regular with pharma. They only do that when it’s highly relevant and effective. So really, really proud of the team for doing that. It’s very hard. We innovated, all virtually launched, sold and closed and then launched, all in six months. Really incredible.

But yes, no, it’s really spectacular. We think the ROI will continue to drive adoption. We don’t have a multiple on the TAM. But as Steve said, there’s hundreds. So I just want to highlight, right, we moved from 80 to 140 brands, two of which have an ACV of $10 million. So you don’t have to do too much math to see that the opportunity is very large, and it’s very early.

Andrew D’Silva

Great, and did you have any idea on how we think about the gross margins for that?

William Febbo

Yes. Sorry, I got so excited about it, I forgot about the gross margin question.

Yes, so that was product mix. What RWE does is it does demand a premium. Some of that premium is revenue-only because there’s some architecture work. But in general, we saw a really good mix. It did improve our gross margin. We’re going to still stay within the guidance that we’ve talked about, around the 58% to 60%. We think that’s very healthy for our business given the model. But as we scale RWE, there is opportunity to get better margin.

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Then obviously, on the patient engagement side, there’s opportunity there, but it’s still fairly early and small relative to our overall revenue.

Andrew D’Silva

Perfect. Perfect. That’s very useful. Final question from me. I noticed you’ve been actively hiring across multiple departments at the firm. Sales team looks like it’s up materially year-over-year. Can you talk about what you’re seeing or targeting that’s leading to the new hiring and how that’s expected to translate to further penetration and new product launches or development?

William Febbo

Yes. We’re in a very fortunate position. Yes, we’ve got a great company, great culture. We’re growing like crazy. That attracts people who know the industry. This sort of shift to digital is a major tailwind of pharma spend shift. We’re one of the few that does it the way we do it, with the reach that we have. So we are making sure and we’re just getting bigger and bigger with our clients.

You got to make sure you’re delighting them in every way. So almost all the hiring is around growth. We’re really happy that it’s 25% increase versus the 55% revenue growth, more or less. It shows that we still have a lot of leverage and we are in growth mode, right? When I look at comparables, I don’t see those kind of percentages. So I’m really happy with it.

But yes, we’ve leaned in on the commercial side. That’s to be ready for the RFP season in the second half. Just given the in-year growth, we wanted to make sure we had really good product, marketing, tech and client support across the board. We’ve been able to get some really great people on the team.

Andrew D’Silva

Awesome. Thank you very much. Congrats on the progress again, and I’ll hop back in queue.

William Febbo

Thanks, Andy.

Operator

Thank you, sir. Next we’ll hear from Eric Martinuzzi of Lake Street Capital.

Eric Martinuzzi

My question is on the distribution side. So the real-world evidence offering, obviously, that’s an incremental opportunity for you, guys. I understand the benefit of keeping patients on therapy. Does your distribution channel participate in this revenue the same way they do, say for instance, on the affordability side?

William Febbo

Yes. Eric, absolutely. This is actually a really great solution for our partners, because we can charge a premium and they participate in that. Obviously, they’re not doing the architecture work. That’s on us, and there’s a portion of that that stays with us. But it is a tremendous opportunity for our partners because it delivers a very relevant message with RWE, which really helps their clients, which are physicians and patients, right.

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So it’s one of those that you could argue it has high value. It’s all within workflow, non-disruptive, no additional—that doesn’t slow down care and delivers the message in a very smart way. So yes, they like it, we like it, and really excited to get in more of our partners as we scale this.

Eric Martinuzzi

Yes, and I was wondering—obviously, it’s early days. You’ve got a couple of leading brands using it. But is it in the distribution side of the house? Maybe it’s a question for Miriam, but is this something where we can—you’ve got a terrific footprint in oncology, immunology, cardiology. But knowing this incremental revenue opportunity is out there and available, is this an opportunity to maybe go after some folks that you don’t currently have?

William Febbo

Absolutely, it will. Miriam is traveling right now. But Steve and I could handle that for you. It’s a great opportunity to go to those partners who don’t have a therapeutic message approach with RWE and show them the business case. First of all, why it’s valuable to everybody, that’s the key. Then secondly, the type of revenue we can generate. So we’re actively doing that and have a team that we’ve actually enhanced to go after that.

Eric Martinuzzi

Okay, then seasonality-wise, I know you guys aren’t giving formal guidance, but right now the Street’s at $14.8 million for Q3. You just did the quarter with $13.6 million, and it sounds like we’ve got this incremental demand queuing up here, sequentially up roughly $1.2 million or so. Are you comfortable with that move? Is this something we can count on?

William Febbo

Can’t answer that completely as asked, but we’re very comfortable with the second half based on the first half. If you’re new to the story, you can look historically at first half, second half. We feel like this is a year like others where we get that seasonality bump. Our clients come to the table in the second half with a little bit more, not anxiety, but speed to get things to market, to get awareness with physicians, to get access to patients. We’re fully in that now. So yes, we feel seasonality will apply.

Eric Martinuzzi

Okay. Good to have a COVID-resistant business model, because you guys were able to do it last year when a lot of folks couldn’t.

William Febbo

That’s right. Yes.

Eric Martinuzzi

Thanks for taking my question. Good luck.

William Febbo

Talk to you soon.

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Operator

Thank you, Mr. Martinuzzi. We’ll next hear from Harvey Poppel of Poptech, LP.

Harvey Poppel

Yes. Well, I never get tired of saying great job.

William Febbo

Thanks, Harvey.

Harvey Poppel

Two years in a row at least of slam-bang performance.

Picking up on one of Eric’s points about your historic competition, if you will, with the in-person marketing channel of the pharmas. To the extent that things did open up—well, they’re closing back down now—for a while, did you see any impact or any indecision that brought on in your marketing efforts?

William Febbo

Hi, Harvey. You are a long-term believer, so thank you for that.

Yes, no. We saw zero hesitancy; as a matter of fact, you’re just seeing more and more leaning in, because if we think about last year, everyone showed up early in the year not knowing there’d be disruption. Well, this year, they showed up absolutely knowing there’ll be disruption all year, or just assuming it anyway. So what we do see is a lot of testing and people happy. We expect that to continue.

What we’re really seeing, and you’ve seen some of this in public announcements, is a real shift in the dollars around people to digital or digitally enable people, which just means you need less. So no, we do not see any pullback. By the way, most of our clients are still very much in work-from-home don’t-go-in models. There are some exceptions, but everyone’s trying to be as safe as possible.

Steve, anything on your side on that?

Stephen Silvestro

No, I think you covered it, Will.

We’re just seeing continued adoption, Harvey, and several businesses, as Will said, have already let us know that folks are not going to go back to the office. They’re going to move to a remote-only policy. So I think COVID, the pandemic has forced innovation within these businesses, within our client base, that was long overdue. To be honest, it was very long overdue. Now they found so much synergy in the moves that they have made, and they’re just much more effective as businesses.

Several of the large ones have done press releases and so forth, sharing their strategy around digitization and the moves that they have made, not to go into them here, but it’s definitely a trend in the right direction.

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Harvey Poppel

Okay. I have one other question, and that’s on the move to RWE. It would seem to me, from what you’re saying, that the bring down of the additional revenue you get has got to be super high margin in the sense that your costs are already fixed. I mean, you have to do the studies. But generally speaking, you should be getting a higher margin on that kind of business. Am I correct?

William Febbo

Yes. You get a lot of pass-through on that just because of the leverage below. We are doing a little bit of thinking, but it is, yes, highly leverageable revenue, which is why we see the type of result for Q3 even at this early stage.

Harvey Poppel

Great, thank you very much.

William Febbo

Thanks, Harvey.

Operator

There are no further questions at this time.

William Febbo

Thanks, Melinda.

Well, thank you, everyone, and we look forward to seeing you, or talking to you, on our next earnings call and hopefully on some of the upcoming conferences, if they are live, I look forward to seeing you all. Be well and be safe. Thank you.

Operator

Thank you, sir.

Before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call. Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make investment decisions.

The words anticipate, estimate, expect, possible and seeking, and similar expressions identify forward-looking statements. They may speak only to the date that such statements are made. Such forward-looking statements in this call include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements, and the need for raising additional capital. They also include the Management’s expectations for the rest of the year and adoption of the Company’s digital health platform.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying these forward-looking statements.

The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the effects of government regulation, competition, and other material risks. Risks and uncertainties to which forward-looking statements are subject to could affect business and financial results are included in the Company’s Annual Report on Form 10-Q for the quarter ended March 31, 2021. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay, via webcast only, starting later this evening, running through for a year. Please refer to today’s press release for replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call.

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